Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF FISCAL YEAR 2010
Company reports record first quarter operating income and EBITDA with significant debt reduction
To host conference call on July 30, 2009 at 11:00 a.m. ET
MINNEAPOLIS, MN — July 29, 2009 — Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of physical and digital home entertainment and multimedia products, today reported its financial results for the first quarter of its fiscal year 2010, ended June 30, 2009.
Financial Results for Fiscal Year 2010 First Quarter
•	Net sales were $134.3 million, as compared to net sales of $142.0 million for the same period last year, a decrease of 5%.

•	Earnings before interest, taxes, depreciation, amortization, and share-based compensation expense (EBITDA) was a first quarter record for the Company at $9.0 million; as compared to EBITDA of $5.3 million in the prior year’s first quarter, or an increase of 71%. (See “Use of Non-GAAP Financial Information” below)

•	Operating income of $6.5 million was an all-time high for the Company during the first quarter, as compared to operating income of $2.8 million in the prior year, an increase of 137%. (See “Use of Non-GAAP Financial Information” below)

•	Net income increased to $4.2 million, or $0.11 per diluted share, as compared to net income of $627,000, or $0.02 per diluted share, in the prior fiscal year.

•	Debt, net of cash, on June 30, 2009 was $23.2 million; as compared to debt, net of cash, of $48.7 million on June 30, 2008, a reduction of $25.5 million or 52%.
Cary Deacon, Chief Executive Officer, commented, “While our industry continues to be impacted by the global economic crisis, we are extremely pleased to be able to report record first quarter operating income and EBITDA. Gross margins improved across all divisions of the company and were coupled with strong expense management. We achieved an excellent first quarter.”
Deacon continued, “The quarter beat our expectations in part due to FUNimation’s stronger than anticipated sales of anime DVD’s as well as a $1.75 million agency fee resulting from a royalty advance paid for the licensing of Dragon Ball Video Game rights to Bandai.”

Publishing Segment
The publishing segment includes the results of the wholly-owned subsidiaries FUNimation Entertainment, Encore and BCI. For the first quarter ended June 30, 2009, the publishing segment had net sales, before inter-company eliminations, of $24.9 million, a decrease of 9.3%, as compared to net sales of $27.4 million in the first quarter of the prior fiscal year. BCI, whose operations have been winding down since the third quarter of fiscal year 2009, generated nominal sales in the first quarter as compared to $4.4 million in net sales during the first quarter of the prior fiscal year. (See “Use of Non-GAAP Financial Information” below)
Operating income during the first quarter for the publishing segment was $6.1 million, as compared to operating income of $3.4 million in the first quarter of the prior year. The publishing segment’s operating income was positively impacted by FUNimation revenue from the licensing of North American video game rights to Bandai Namco in connection with the Dragon Ball Z brand.
Distribution Segment
The distribution segment includes the results of the wholly-owned subsidiary Navarre Distribution Services, which distributes PC software, DVD video, video games and accessories. For the first quarter ended June 30, 2009, the distribution segment’s net sales, before inter-company eliminations, were $121.4 million, as compared to net sales of $133.1 million for the same period last year, a decrease of 9%. (See “Use of Non-GAAP Financial Information” below)
Operating income in the distribution segment for the first quarter was $364,000, as compared to an operating loss of $691,000 in the first quarter of the prior fiscal year. Reduced operating expenses allowed the distribution segment to realize positive operating results despite the reduced sales volume.
Reid Porter, Chief Financial Officer, commented, “The work done last year in systems improvements and eliminating unprofitable product lines contributed to the gross margin expansion and lower operating expenses achieved in the quarter. Good working capital management, which included strong cash collections in the quarter, led to a significant debt reduction and interest expense savings versus the prior year. While we anticipate difficult market conditions and year-over-year sales shortfalls to continue for some time, we expect that our expense initiatives and stronger balance sheet will continue to offset much of the impact of lower sales.”
Outlook
In light of the continued impact of macro-economic conditions on the retail industry and in light of first quarter results, the company is updating its guidance for fiscal year 2010 as follows:
•	Projected net sales has been reduced to range between $525 million and $575 million;

•	The Company has increased its anticipated EBITDA range and now expects EBITDA to be between $21 million and $24 million; and

•	Cash flow from operations is anticipated to be positive for fiscal year 2010 results.

Conference Call
The Company will host a conference call at 11:00 a.m. ET, Thursday, July 30, 2009, to discuss its fiscal year 2010 first quarter financial results. The conference call can be accessed by dialing (866) 730-5765, conference participant passcode “55107254”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the internet and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. Those wishing to access the call through the internet should go to the Company’s web site fifteen minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available at the Company’s web site following the call’s completion.
Use of Non-GAAP Financial Information
In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, and share-based compensation expense, are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable preliminary GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
About Navarre Corporation
Navarre® Corporation is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre licenses and publishes home entertainment and multimedia content through its wholly-owned FUNimation Entertainment® and Encore® subsidiaries and has established distribution relationships with customers across a wide spectrum of retail channels. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information regarding Navarre can be found at http://www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the Company’s customers and vendors; the Company’s revenues being derived from a small group of customers; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its new ERP system; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended
	June 30,
	2009	2008

Net sales	$134,306	$142,025
Cost of sales (exclusive of depreciation and amortization)	110,742	119,899

Gross profit	23,564	22,126
Operating expenses:
Selling and marketing	5,155	5,715
Distribution and warehousing	2,076	2,884
General and administrative	8,028	8,453
Depreciation and amortization	1,789	2,321

Total operating expenses	17,048	19,373

Income from operations	6,516	2,753
Other income (expense):
Interest expense (1)	(719)	(1,615)
Interest income	7	15
Other income (expense), net	451	(98)

Net income before income tax	6,255	1,055
Income tax expense	(2,094)	(428)

Net income	$4,161	$627

Earnings per common share:
Basic	$0.11	$0.02

Diluted	$0.11	$0.02

Weighted average shares outstanding:
Basic	36,237	36,186
Diluted	36,347	36,250

(1)	Fiscal year 2009 first quarter interest expense includes approximately $490,000 of a non-cash write-off of debt acquisition costs.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)

	(Unaudited)	(Unaudited)
	June 30,	June 30,	March 31,
	2009	2008	2009
Assets
Current assets:
Accounts receivables, net	$57,314	$88,528	$72,817
Inventories	34,427	42,046	26,732
Other	20,976	26,129	23,199

Total current assets	112,717	156,703	122,748
Property and equipment, net	14,959	18,525	15,957
Other assets	44,975	127,961	44,464

Total assets	$172,651	$303,189	$183,169

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$23,229	$48,731	$24,133
Accounts payable	91,880	106,390	106,708
Other	14,755	15,612	14,040

Total current liabilities	129,864	170,733	144,881
Long-term liabilities:
Other	1,361	7,117	1,281

Total liabilities	131,225	177,850	146,162
Shareholders’ equity	41,426	125,339	37,007

Total liabilities and shareholders’ equity	$172,651	$303,189	$183,169

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30,
	2009	2008
Net cash provided by (used in) operating activities	$1,836	$(9,947)
Net cash used in investing activities	(666)	(1,029)
Net cash (used in) provided by financing activities	(1,170)	6,531

Net decrease in cash	—	(4,445)
Cash at beginning of period	—	4,445

Cash at end of period	$—	$—

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business
Segment Information

	Three Months Ended June 30,
	2009	%	2008	%
Net sales:
Publishing	$24,865	17.0%	$27,418	17.1%
Distribution	121,396	83.0%	133,095	82.9%

Net sales before inter-company eliminations	146,261		160,513
Inter-company eliminations	(11,955)		(18,488)

Net sales as reported	$134,306		$142,025

Income (loss) from operations:
Publishing	$6,152		$3,444
Distribution	364		(691)

Consolidated income from operations	$6,516		$2,753

Reconciliation of Net Income to EBITDA

	Three Months Ended
	June 30,
	2009	2008
Net income, as reported	$4,161	$627
Interest expense (income), net	712	1,600
Income tax expense	2,094	428
Depreciation and amortization	1,789	2,321
Share-based compensation	257	288

EBITDA	$9,013	$5,264